Exhibit 10-H

SUMMARY COMPENSATION SHEET

The following summarizes certain compensation decisions taken by the Compensation Committee (the "Committee") and/or the Board of Directors ("Board") of Shoe Carnival, Inc. (the "Company"), with respect to the compensation of the Company’s named executive officers.

1. 2010 Base Salary

The Committee increased the base salaries of three of the Company's named executive officers after a review of the Company's financial performance for fiscal 2009, to make each of their respective salaries more competitive and to reflect, for Messrs. Jackson and Sifford, their increasing responsibilities. The following base salaries are effective for the Company’s named executive officers for fiscal 2010:

		Base
Name	Title	Salary
Mark L. Lemond	President and Chief Executive	$725,000
	Officer

J. Wayne Weaver	Chairman of the Board	$300,000

Timothy T. Baker	Executive Vice President -	$425,000
	Store Operations

W. Kerry Jackson	Executive Vice President - Chief	$425,000
	Financial Officer and Treasurer

Clifton E. Sifford	Executive Vice President -	$440,000
	General Merchandise Manager

2. Grants of Restricted Stock and Stock Options

The Committee approved grants of restricted stock to the Company's named executive officers and other key personnel under the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan. Mark L. Lemond, President and Chief Executive Officer, received a grant of 18,000 shares. Timothy T. Baker, Executive Vice President - Store Operations, W. Kerry Jackson, Executive Vice President - Chief Financial Officer and Treasurer, and Clifton E. Sifford, Executive Vice President - General Merchandise Manager each received a grant of 12,000 shares. No grant was made to Mr. Weaver. The restricted shares will vest upon the achievement of specified levels of annual earnings per diluted share during a six-year period.

3. Annual Incentive Compensation for Fiscal 2010

The Committee established the performance criteria and targets for the fiscal 2010 bonus payable in fiscal 2011 under the Company's 2006 Executive Incentive Compensation Plan. The performance criteria is operating income before bonus expense. Subjective factors based on an executive's individual performance can reduce an executive's bonus. As Chief Executive Officer, Mark L. Lemond's bonus target is 60% of his salary but he can earn up to 100% of his salary if all performance targets are met. J. Wayne Weaver, as chairman, is not eligible to receive a bonus. The other named executive officers' bonus target is 45% of their salary but they can earn up to 75% if all performance targets are met.

4. Director's Compensation

The Company pays to non-employee Directors an annual retainer of $20,000. The Chairman of the Audit Committee receives additional annual compensation of $7,500. The Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee receive additional annual compensation of $5,000 and the Lead Director receives additional annual compensation of $2,000.

Non-employee Directors receive a per meeting fee of $1,000 for each meeting of the Board and the accompanying committee meetings attended and $1,000 for each committee meeting attended in person in which the full Board does not meet. If the committee meeting is attended by conference call, the non-employee Directors receive $750. The Company reimburses all Directors for all reasonable out-of-pocket expenses incurred in connection with meetings of the Board.

Non-employee Directors will annually receive restricted shares valued at $17,500 as of the date of grant under the Company's 2000 Stock Option and Incentive Plan. The restrictions on the shares lapse on January 2nd of the year following the year in which the grant was made.